Exhibit 23.1

The Board of Directors

The Greenbrier Companies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-172933, 333-52032, 333-127922, 333-157591, 333-157593 and 333-116102) on Form S-8 and registration statements (Nos. 333-136014, 333-165924) on Form S-3 of The Greenbrier Companies, Inc. and subsidiaries (the “Company”) of our report dated November 3, 2011, with respect to the consolidated balance sheet of the Company as of August 31, 2011 and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for the year ended August 31, 2011, which report appears in the August 31, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Portland, Oregon

November 3, 2011